Exhibit 99.1

TRADING ADVISORY AGREEMENT

AMONG

TRANSTREND B.V.

AND

FRONTIER TRADING COMPANY XXI, LLC

AND

EQUINOX FUND MANAGEMENT, LLC

TRADING ADVISORY AGREEMENT

This trading advisory agreement, including the Schedule(s) and Annex(es) herein referred to and hereto attached (the “Agreement”) is dated as of February 24, 2011 (the “Effective Date”) and is made and entered into by and among:

THE UNDERSIGNED:

1.	TRANSTREND B.V., a limited liability company, incorporated under the laws of The Netherlands, with its principal place of business at Weena 723, Unit C5.070, 3013 AM Rotterdam, The Netherlands (the “Trading Advisor”);

2.	FRONTIER TRADING COMPANY XXI, LLC, a limited liability company formed under the laws of the State of Delaware, United States of America, with its principal place of business at 1775 Sherman Street, Suite 2500, Denver, Colorado 80203, United States of America (the “Trading Company”); and

3.	EQUINOX FUND MANAGEMENT, LLC, a limited liability company formed under the laws of the State of Delaware, United States of America, with its principal place of business at 1775 Sherman Street, Suite 2500, Denver, Colorado 80203, United States of America (the “Managing Owner”).

The Trading Advisor, the Trading Company and the Managing Owner are hereinafter individually also referred to as “Party” and collectively as “Parties”.

WHEREAS:

A.	the Trading Advisor offers trading advisory services (“Trading Advisory Services”) to clients pursuant to which the Trading Advisor, among others, selects and trades commodity interests (“Commodity Interests”) defined as follows: futures, options, options on futures, swaps, swaps on futures, and forward contracts on currencies, interest rates, interest rate instruments, commodities, equity related indices and instruments, and other indices, in all cases traded on regulated and/or over-the-counter (“OTC”) markets. The underlying values of Commodity Interests traded may also include other economic variables which are now or may hereafter become the subject of organized futures, option, option on futures, swap, swap on futures, and forward trading. Commodity Interests traded may also include other derivative, margined instruments, in each case traded on regulated and/or OTC markets;

B.	the Trading Company has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of Commodity Interests on behalf of the proceeds allocable to the sale of one or more series of units of The Frontier Fund (“The Frontier Fund”), a Delaware statutory trust for which the Managing Owner acts as commodity pool operator;

C.	the Managing Owner also serves as the Trading Company’s duly appointed manager;

D.	by entering into this Agreement the Trading Company and the Managing Owner wish to engage the Trading Advisor to provide Trading Advisory Services to the Trading Company; and

E.	the Trading Advisor wishes to offer Trading Advisory Services to the Trading Company on basis of the terms and conditions hereinafter set forth.

Now therefore, in consideration of the foregoing,

AGREE AS FOLLOWS:

Article 1.	Agreement

The Trading Company, the Managing Owner and the Trading Advisor enter into this Agreement as of the Effective Date.

Article 2.	FCM; Nominal Account Size

2.1	The Trading Company has opened or shall promptly open one or more Commodity Interests trading accounts to be traded by the Trading Advisor in accordance with Article 3.2 (collectively, the “Commodities Account”) at Newedge USA LLC and/or at another futures commission merchant, foreign exchange broker, prime broker or derivatives counterparty (collectively or individually, the “FCM”), to be appointed by the Trading Company with the prior written consent of the Trading Advisor, provided that the Trading Company and the Managing Owner have determined that such FCM is registered with or licensed by the appropriate supervisory authority/authorities in the applicable jurisdiction(s) and has the required membership(s) for conducting its business, unless exempt from such registration, license or membership. In addition, once the FCM has been appointed by the Trading Company in accordance with this Article 2.1, any proposed material change, to be determined in the Trading Company’s and/or the Managing Owner’s reasonable discretion, regarding the Commodities Account, shall require the prior written consent of the Trading Advisor. For the avoidance of doubt, once the FCM has been appointed by the Trading Company in accordance with this Article 2.1, the subsequent opening and/or closing of any Commodities Account (i) at one specific FCM internally, as well as (ii) at another FCM, shall be considered a material change as set forth herein. The Trading Company and/or the Managing Owner acknowledge and agree that it may take considerable time for the Trading Advisor to implement any material change as set forth herein, and the Trading Advisor shall not be liable for any Losses (as defined hereinafter in Article 7.1) arising as a result of any such material change. The Trading Advisor shall not have any obligation to monitor the registration or licensing of the FCM, and under no circumstances shall the Trading Advisor have any liability arising out of the failure of any FCM to be duly registered or licensed by the appropriate supervisory authority/authorities in the applicable jurisdiction(s).

2.2

The Trading Advisor shall have no responsibility or liability for the acts, omissions or other conduct of the FCM or for any matters relating to the relationship or transactions between the Trading Company and the FCM, including, without limitation, negotiation, execution and maintenance of any agreements and other legal documentation between the Trading Company and the FCM, execution of the Trading Company’s transactions in Commodity Interests, the negotiation or payment of brokerage commissions or other fees, delivery of confirmations of transactions, delivery of periodic account statements to the Trading Company and the Managing Owner, compliance with margin requirements, and custody over the funds, securities or open positions in the Commodities Account, except as specifically provided in this Agreement. The Trading Company shall instruct the FCM to furnish copies of all confirmations and periodic account statements to the Trading Advisor.

2.3	The Trading Advisor shall not have any obligation to monitor the creditworthiness or the credit risk of the FCM, any custodian, bank or other agent or counterparty of the Trading Company and/or the Managing Owner. Under no circumstances shall the Trading Advisor have any liability or risk arising out of the creditworthiness or the credit risk of the FCM, custodian, bank or other agent or counterparty, and any credit, operational or similar losses sustained within the Commodities Account shall be borne exclusively by the Trading Company.

2.4	The sum of (a) the amount of cash in the Commodities Account over which the Trading Advisor has trading authority, including funds that can be transferred to the Commodities Account without the Trading Company’s consent to each transfer (together, “Actual Funds”) and (b) the amount of funds in the Commodities Account in excess of the amount of Actual Funds (“Notional Funds”) shall equal the nominal account size (the “Nominal Account Size”). Notwithstanding the aforementioned, subsequent additions of Actual Funds to the Commodities Account and withdrawals of Actual Funds from the Commodities Account, shall not change the Nominal Account Size, unless otherwise agreed to in writing by the Parties in accordance with Article 2.6 hereunder.

2.5	Profits (both realized and unrealized) and interest income shall increase the Nominal Account Size (in an amount equal to such profits and interest income) and losses (both realized and unrealized) and interest expense shall decrease the Nominal Account Size (in an amount equal to such losses and interest expense). Management Fees and Incentive Fees (as such terms are defined on Schedule A) for the Trading Advisor pursuant to this Agreement and Trading Costs, as defined hereafter, each shall further decrease the Nominal Account Size (in an amount equal to such Management Fees, Incentive Fees and Trading Costs), effective when such Management Fees, Incentive Fees and Trading Costs are payable.

2.6

Adjustments to the Nominal Account Size shall be instructed by the Trading Company or the Managing Owner to the Trading Advisor in writing and the Trading Advisor shall, subject to the provisions of this Article 2.6, comply with these instructions after the receipt, and its confirmation of receipt, of such written instruction. In the event an instruction as set forth in this Article 2.6 does not comprise a fixed amount by which the Nominal Account Size needs to be adjusted, the amount by which the Nominal Account Size needs to be adjusted shall be calculated by the Trading Advisor, by deducting the Nominal Account Size immediately prior to and closest to the moment of implementation by the Trading Advisor of such instruction from the level of the Nominal Account Size such instruction seeks to obtain. In the event an instruction as set forth in this Article 2.6 results in a decrease of the Nominal Account Size, such decrease shall be an “Instructed Decrease”. Except as set forth in Article 11 and in the next sentence, any instruction by the Trading Company or the Managing Owner to adjust the Nominal Account Size shall be complied with by the Trading Advisor as of the end of a calendar month, all unless otherwise consented to in writing by the Trading Advisor in its sole discretion. Intra-month adjustments to the Nominal Account Size, if consented to by the Trading Advisor in writing, require at least one (1) business day’s notice, to be received and confirmed by the Trading Advisor before 12:00 noon Central European Time (“CET”). For end-of-the-month adjustments to the Nominal Account Size received and confirmed by the Trading Advisor before 12:00 noon CET on the last business day of a calendar month, the Trading Advisor’s current standard procedure is that it will endeavour to adjust the Commodities Account’s positions against the close of the markets still open for trading after the Program’s (as hereinafter defined) regular daily routines have generated the applicable trading signals. For intra-month adjustments to the Nominal Account Size received and confirmed by the Trading Advisor before 12:00 noon CET on any business day of a calendar month, the Trading Advisor’s current standard procedure is that it will endeavour to adjust the Commodities Account’s positions against the opening of markets open for trading on the next business day, unless otherwise agreed upon between the Parties. The Trading Advisor reserves the right to amend its standard procedure for adjustments to the Nominal Account Size of its managed accounts in the future at its sole discretion. The Trading Advisor reserves the right to refuse any increases of the Nominal Account Size at its sole discretion. Notwithstanding the foregoing, the Trading Company or the Managing Owner may make one intra-month adjustment to the Nominal Account Size effective on a Tuesday and also may adjust the Nominal Account Size in the event that any series of The Frontier Fund the proceeds of which are invested in the Trading Company receives cumulative subscriptions, exchanges or redemptions of its units during any month in an amount equal to 20% or greater of the net asset value of any such series as of the most recent calendar month end. Any such adjustments to Nominal Account Size pursuant to the previous sentence shall require at least one (1) business day’s notice, to be received and confirmed by the Trading Advisor before 12:00 noon CET on any Tuesday of a calendar month.

2.7	It shall be the responsibility of the Trading Company and/or the Managing Owner to ensure that sufficient Actual Funds are available to the Commodities Account to support the Nominal Account Size and the related trading activity.

2.8	The Trading Company and/or the Managing Owner shall instruct the Trading Advisor in writing of the initial Nominal Account Size, which shall equal at least USD 25,000,000, and which is to be consented to by the Trading Advisor, and the Trading Company and/or the Managing Owner shall at the same time notify the Trading Advisor of the amount of Actual Funds and Notional Funds comprising the initial Nominal Account Size. The Trading Company and/or the Managing Owner agree that the Nominal Account Size will at all times equal at least USD 25,000,000 corrected for any losses as a consequence of Trading Advisory Services. In the event that the Nominal Account Size is at any time less than USD 25,000,000 and the Trading Company has not promptly adjusted the Nominal Account Size to be at or above USD 25,000,000, then the Trading Advisor may terminate this Agreement in accordance with Article 11.4.

Article 3.	Appointment of the Trading Advisor

3.1	The Trading Company and the Managing Owner hereby appoint the Trading Advisor as the sole trading advisor of the Trading Company and as such as the Trading Company’s agent and attorney-in-fact to provide Trading Advisory Services to the Trading Company with respect to the Commodities Account and to trade and invest on a fully discretionary basis the assets therein in Commodity Interests in accordance with the Program, and the Trading Advisor hereby accepts such appointment. The Trading Company and the Managing Owner acknowledge and agree that, although the Program is systematic by nature and the Trading Advisor generally will not use discretionary inputs in trading for its clients’ accounts, under certain circumstances the Trading Advisor may use discretion, among other inputs, in an attempt to limit risk to the Commodities Account. The Trading Company and the Managing Owner acknowledge and agree that the use of discretion by the Trading Advisor may have a positive or negative impact on the performance of the Commodities Account.

3.2	The Commodities Account will be traded pursuant to (i) the Trading Advisor’s Diversified Trend Program – Enhanced Risk (USD) (the “Program”) as described in the Trading Advisor’s most recent commodity trading advisor disclosure document, as amended from time to time (the “Disclosure Document”) and (ii) the trading policies and limitations specified in Annex A hereto (the “Trading Policies and Limitations”). The Trading Advisor agrees to give the Managing Owner prior written notice of any material change in the Program. A change in the Program shall be deemed to be “material” if such change requires an amendment of the Disclosure Document. In the event the Managing Owner objects to a proposed material change in the Program pursuant to this Article 3.2, the Trading Advisor may terminate this Agreement pursuant to Article 11.4 by giving one (1) business day’s written notice to the Managing Owner, but such notice shall not affect any of the commitments made for the Commodities Account or any of the Parties prior to such termination. Without limiting the generality of the foregoing, refinements to the Program, the deletion of Commodity Interests from the Program, and the addition to the Program of Commodity Interests then being traded (i) on organized U.S. commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission (the “CFTC”) as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market, shall not be deemed a material change in the Program, and approval by the Managing Owner prior to implementation of such change in the Program shall not be required. The Trading Advisor agrees to furnish the Managing Owner with a copy of all modifications to its Disclosure Document as soon as reasonably practicable and when available for distribution. Upon receipt of any modified Disclosure Document by the Managing Owner, the Managing Owner will provide the Trading Advisor with an acknowledgment of receipt thereof.

3.3	The Trading Advisor shall have full and exclusive authority to communicate Commodity Interests orders directly to the FCM, and the Trading Company or the Managing Owner

shall, and hereby does, authorize the FCM to accept and execute all such orders. The Trading Advisor may also place Commodity Interests orders for the Trading Company through exchange floor brokers, give-up brokers, prime brokers, dealers, automated order routing systems or other executing entities or facilities selected by the Trading Advisor in its sole discretion. The Trading Advisor shall have full authority to negotiate, execute, deliver and enter (i) on behalf of the Trading Company, or (ii) where market practice such requires, in its own name, in all cases (i) and (ii) for the account, benefit and risk of the Trading Company, into automated order routing agreements which facilitate order execution through automated order routing systems, on such terms and conditions as the Trading Advisor, in its sole discretion, deems necessary or appropriate. The Parties agree that all orders, entered into pursuant to this Agreement through automated order routing systems, will be entered into by the Trading Advisor as the Trading Company’s agent for the account, benefit and risk of the Trading Company. The Trading Company agrees to assume all risks and liabilities associated with the orders with respect to the Commodities Account entered into using an automated order routing system and agrees, subject to the standard of liability set forth in Article 6, that the Trading Advisor shall have no liability for such transactions.

3.4	The Trading Advisor shall have full authority to negotiate, execute, deliver and enter, on behalf of the Trading Company with respect to the Commodities Account, into brokerage, give-up, exchange for physical and other agreements, instruments and authorizations, which, among others, facilitate order execution and trade give-up, on such terms and conditions as the Trading Advisor, in its sole discretion, deems necessary or appropriate.

3.5	The Trading Advisor shall have full authority to negotiate, execute, deliver and enter, in its own name, but for the account, benefit and risk of the Trading Company, into OTC execution, prime brokerage, (reverse) give-up and other agreement(s), instruments and authorizations which facilitate OTC order execution, trade affirmation and give-up, on such terms and conditions as the Trading Advisor, in its sole discretion, deems necessary or appropriate. The Parties agree that all OTC transactions, entered into pursuant to this Agreement, will be entered into by the Trading Advisor as the Trading Company’s agent for the account, benefit and risk of the Trading Company, notwithstanding that in practice such OTC transactions will initially be entered into by the Trading Advisor (i) as principal, or (ii) as an agent of the prime broker and, in case of (reverse) give-up, as an agent of the FCM. The Trading Company agrees to assume all risks and liabilities associated with the OTC transactions with respect to the Commodities Account and agrees, subject to the standard of liability set forth in Article 6, that the Trading Advisor shall have no liability for such OTC transactions.

3.6	The Trading Company and the Managing Owner hereby appoint the Trading Advisor as the Trading Company’s agent and attorney-in-fact with respect to the Trading Company’s Commodities Account, with the authority to instruct or authorize any foreign exchange conversions; all at such times, in such amounts and at such prices as the Trading Advisor, in its sole discretion, may determine. Aforementioned foreign exchange conversions shall be for the account, benefit and risk of the Trading Company. Under no circumstances shall the Trading Advisor have any liability for such conversions.

3.7	All spreads, purchases, sales and trades of Commodity Interests made in furtherance of this Agreement shall be for the account of and at the risk of the Trading Company, and all brokerage commissions, prime brokerage fees, automated order routing or similar fees, dealer spreads, mark-ups, exchange fees, give-up fees, execution fees, U.S. National Futures Association (the “NFA”) fees and other transaction related fees, expenses and taxes of such Commodity Interests trading (collectively, “Trading Costs”) shall be borne and paid by the Trading Company.

3.8	The powers of attorney provided for in this Agreement are continuing powers and shall continue in full force and effect unless and until revoked by the Trading Company or the Managing Owner by written notice to the Trading Advisor, or until termination of this Agreement, subject to Article 11.6; provided, however, that any such revocation, or termination of this Agreement shall not affect any action or transaction initiated by the Trading Company, the Managing Owner or the Trading Advisor prior to the receipt of such notice of revocation, or prior to termination of this Agreement.

3.9	No assurance is given and no representation is made that the Trading Advisory Services will result in profitable trades for the Trading Company or the Commodities Account, or that the Trading Company will not incur losses, or that losses will not be in excess of the Actual Funds, or that losses will not be in excess of the Nominal Account Size or that the Investment Objective of the Trading Company (as defined below) will be achieved. The Trading Advisor is entitled to rely on any written information, confirmation, approval or instruction given or purportedly given by the Trading Company or by the Managing Owner and nothing contained in this Agreement shall be construed to require that any written information, confirmation, approval or instruction given by the Trading Company or the Managing Owner be subsequently signed by any of the Trading Company or the Managing Owner. If the Trading Advisor receives any written information, confirmation, approval or instruction from the Trading Company and the Managing Owner separately, which is in any way contradictory in the opinion of the Trading Advisor, the information, confirmation, approval or instruction from the Trading Company shall prevail without limitation.

3.10	The Trading Company and the Managing Owner agree not to engage in any activity to the extent such activity would require the Trading Advisor to make any filing or registration with, or obtain a license, any waiver or consent from, or have any other type of communication with, any court or governmental or quasi-governmental authority, regulatory or self-regulatory authority having jurisdiction over it, of any jurisdiction, or that would cause the Trading Advisor to be in violation of any applicable law, rule or regulation.

3.11

The Trading Advisor agrees that, in the event the Trading Advisor’s trading for the Commodities Account of the Trading Company and for the accounts it manages for all of its other clients requires modification, to be determined in the Trading Advisor’s sole discretion, because of the potential application of speculative position limits, the Trading Advisor will modify its trading for the Commodities Account of the Trading Company and the accounts of all of its other clients in a good faith effort to achieve, on an overall basis, an equitable treatment of all such accounts; to wit, the Trading Advisor will liquidate Commodity Interests positions and/or limit the taking of new positions in all accounts it manages, including the Commodities Account of the Trading Company, as nearly as possible in proportion to the number of contracts of the relevant market that would otherwise be held by the respective accounts to the extent necessary to comply with applicable speculative position limits. The Trading Advisor presently believes that the Program can be implemented for the benefit of the Trading Company notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

3.12	The Parties agree (i) that the Trading Advisor shall not be responsible and/or liable for, nor be required to take cognizance of, any tax consequences of providing Trading Advisory Services to the Trading Company, and (ii) that the Trading Advisor shall not be responsible and/or liable for monitoring, nor be required to monitor, any tax laws in providing Trading Advisory Services to the Trading Company.

3.13	The Trading Advisor is responsible for reviewing all oral and written confirmations it receives from the FCM as soon as reasonably practicable to determine that the Commodity Interests trades were made in accordance with the Trading Advisor’s instructions. If the Trading Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Trading Advisor’s instructions, the Trading Advisor shall as soon as reasonably practicable notify the Managing Owner of this fact, and shall utilize its commercially reasonable efforts to cause the error or discrepancy to be corrected.

3.14	The Managing Owner will have the responsibility for the management of any portion of the assets in the Commodities Account that is not invested in Commodity Interests pursuant to the Program.

3.15	In the event that the Managing Owner shall, in its sole and absolute discretion, determine in good faith following consultation appropriate under the circumstances with the Trading Advisor that any trading instruction issued by the Trading Advisor violates the Trading Policies and Limitations, then the Managing Owner, following reasonable notice to the Trading Advisor appropriate under the circumstances, may override such trading instruction. In the event that the Managing Owner overrides any trading instruction issued by the Trading Advisor pursuant to this Article 3.15, the Trading Advisor may terminate this Agreement in accordance with Article 11.4. Nothing herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of the Trading Company beyond those enumerated in Annex A hereto if the Managing Owner determines that such limitation(s) are necessary or in the best interests of The Frontier Fund or the Trading Company, in which case the Trading Advisor will endeavor to adhere to such limitations as soon as reasonably practicable following receipt, and confirmation of receipt, of written notification thereof. In the event that the Managing Owner imposes any limitation(s) on the trading activities of the Trading Company pursuant to this Article 3.15, the Trading Advisor may terminate this Agreement in accordance with Article 11.4.

3.16	During the term of this Agreement, the Trading Advisor agrees to provide the Managing Owner with updated monthly Program composite performance information within a reasonable period of time after the end of the month to which it relates.

Article 4.	Fees

In consideration of, and as compensation for, the performance of the Trading Advisory Services, the Managing Owner shall pay the Trading Advisor the advisory fees set forth on Schedule A within thirty (30) calendar days from the date they become due. All fees shall be exclusive of any applicable costs and taxes (including, but not limited to, transfer costs, conversion costs, withholding taxes and value added taxes). If the advisory fees will be paid out of the assets of the Commodities Account, the Managing Owner shall ensure that sufficient funds are available to the Commodities Account and the Managing Owner shall ensure by means of instructing the FCM that the FCM will arrange for payment upon receipt of an invoice from the Trading Advisor addressed to the Trading Company, care of the FCM with a copy to the Managing Owner, setting forth the Management Fee and Incentive Fee payable to the Trading Advisor for the period to which the invoice relates, without any requirement on the part of the FCM to review or verify such invoice. The advisory fees shall be calculated and paid in the manner set forth in Schedule A.

Article 5.	Status of the Parties

5.1	The Trading Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Trading Company and the Managing Owner. The Trading Advisor shall have no authority to act for or represent the Trading Company or the Managing Owner except as expressly provided herein or as otherwise authorized in writing by the Trading Company or the Managing Owner. The Trading Company and the Managing Owner are not agents of the Trading Advisor and the Trading Company and the Managing Owner shall have no authority to act for or represent the Trading Advisor. Nothing contained herein shall create or constitute any of the Trading Company or the Managing Owner on the one hand and the Trading Advisor on the other hand as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity and except as specifically set forth in this Agreement, this Agreement shall not be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of, or otherwise bind, any other such entity.

5.2	The Trading Advisory Services provided hereunder are not exclusive, and during the term and after termination of this Agreement the Trading Advisor shall be free to render similar or different services to other clients or accounts, or to manage experimental accounts, and, in the course of so doing, to use the same or other information, guidelines, policies, methods, trading systems, programs, formulae or strategies which it obtains, produces or utilizes in the performance of services for the Trading Company, subject to the limitations in Article 5.3. The Trading Advisor and its directors, officers, shareholders, employees, principals, agents and affiliates and their respective successors and assigns (collectively, “Affiliates”) will also be permitted to trade in Commodity Interests for their own accounts and the Trading Company and/or the Managing Owner shall not be permitted to inspect the records of any such trades.

5.3	The Trading Advisor agrees, in its management of accounts other than the Commodities Account, that it will not knowingly or deliberately favor on an overall basis any other account managed or controlled by it or any of its Affiliates (in whole or in part) over the Commodities Account. The preceding sentence shall not be interpreted to preclude (i) the Trading Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Trading Advisor in the implementation of the Program in accordance with the terms of this Agreement which is undertaken by the Trading Advisor in good faith in order to accommodate additional accounts. The Trading Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, to be determined in the Trading Advisor’s sole discretion, shall provide the Managing Owner with an explanation of the differences, if any, in performance between the Commodities Account, as a result of the Trading Advisory Services provided by the Trading Advisor and the composite track record of the Program.

5.4	Upon the reasonable request of, and upon reasonable notice from, the Managing Owner, the Trading Advisor shall permit the Managing Owner to review at the Trading Advisor’s offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Commodities Account has been treated equitably on an overall basis with respect to advice rendered during the term of this Agreement by the Trading Advisor for other accounts managed by the Trading Advisor, which the Parties acknowledge to mean that the Managing Owner may inspect during normal business hours, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Trading Advisor as it reasonably may request. The Trading Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Trading Company and the Managing Owner shall keep all such information obtained by them from the Trading Advisor confidential.

5.5	The Trading Advisor will treat the Trading Company as “Professional Investor” in accordance with the European Union’s Markets in Financial Instruments Directive (“MiFID”) as implemented in the Dutch Act on Financial Supervision and the Trading Company explicitly consents to such treatment. The Trading Company will have the right to request a different client categorization which may offer a greater or lesser level of regulatory protection, but in such event, the Trading Advisor may not be able to provide Trading Advisory Services to the Trading Company.

Article 6.	Standard of Liability

6.1	The Trading Advisor shall not be liable to the Trading Company or the Managing Owner, or any of their respective successors or assigns under this Agreement except for acts or omissions of the Trading Advisor which constitute willful misconduct, gross negligence or a material breach of any of the Trading Advisor’s representations, warranties or agreements contained in this Agreement.

6.2	In no event shall any Party be liable to any other Party for consequential damages, special or indirect damages or lost profits.

Article 7.	Indemnification

7.1	The Trading Company and the Managing Owner, jointly and severally, shall indemnify and hold harmless the Trading Advisor and/or its Affiliates from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ and accountants’ fees and disbursements), judgments and amounts paid in settlement (collectively, “Losses”), to which the Trading Advisor and/or its Affiliates may become subject, based upon or arising out of:

(a)	this Agreement;

(b)	any act, or failure to act, taken or omitted, directly or indirectly, by the Trading Company and/or the Managing Owner or any of their agents, in regard of any sales activity related to this Agreement and/or interests in the Trading Company or any Feeder Fund (as hereinafter defined);

(c)	any act, or failure to act, taken or omitted, directly or indirectly, by the Trading Company’s and/or the Managing Owner’s administrator, risk or performance monitoring agent or any other agent providing similar services (in each case, a “Service Provider”);

(d)	the transactions contemplated hereby;

(e)	trading through automated order routing systems;

(f)	trading OTC transactions for the Commodities Account pursuant to this Agreement, including, without limitation, the non-acceptance or the non-affirmation by the FCM, or any executing or prime broker not being an FCM, of an OTC transaction, for whatever reason; or

(g)	the fact that the Trading Advisor is or was a trading advisor to the Trading Company;

unless any such Losses are the direct result of the Trading Advisor’s failure to meet the standard of liability applicable to it under Article 6.

7.2	The Trading Advisor shall indemnify and hold harmless the Trading Company and the Managing Owner from and against any and all Losses to which they may become subject, if, and to the extent where, any such Losses are the direct result of the Trading Advisor’s failure to meet the standard of liability applicable to it under Article 6.

7.3

Promptly after receipt by any of the indemnified persons or entities of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each, a “Proceeding”), the persons and/or entities seeking indemnification (each, an “Indemnitee”) shall notify the Party or Parties respectively from which indemnification is sought (collectively or individually the “Indemnitor”) in writing of the commencement thereof if a claim with respect thereof is to be made under this Agreement. The failure to notify the Indemnitor of the commencement of such

Proceeding shall not relieve the Indemnitor from any indemnification liability which it may have to the Indemnitee pursuant to this Article 7., except to the extent that the Indemnitor is prejudiced by such failure, and the omission to notify the Indemnitor shall not relieve the Indemnitor from any obligation or liability which it may have to such Indemnitee otherwise than under this Article 7. The Indemnitor shall be entitled to participate in the defence of any such Proceeding and to assume the defence thereof with the assistance of counsel reasonably satisfactory to the Indemnitee. In any such Proceeding, the Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the Indemnitee’s own expense, unless otherwise agreed by the Indemnitor and Indemnitee.

7.4	The Indemnitee shall co-operate with the Indemnitor in connection with any such Proceeding and shall make all personnel, books and records relevant to the Proceeding available to the Indemnitor and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defence of any such Proceeding.

7.5	An Indemnitor shall not be liable under this Article 7. for any settlement of any Proceeding effected without its consent with respect to which indemnity may be sought hereunder.

7.6	The Trading Company and the Managing Owner hereby agree with the Trading Advisor that any indemnification by the Trading Company of the Managing Owner pursuant to any agreement, other than this Agreement, between the Trading Company and the Managing Owner shall be subordinate to all of the Trading Company’s payment, indemnification and other obligations to the Trading Advisor and may only be made after the Trading Company has satisfied all its payment, indemnification and other obligations to the Trading Advisor pursuant to this Agreement or otherwise.

7.7	The Trading Company and the Managing Owner hereby agree with the Trading Advisor that any indemnification by the Managing Owner of the Trading Company pursuant to any agreement, other than this Agreement, between the Managing Owner and the Trading Company shall be subordinate to all of the Managing Owner’s payment, indemnification and other obligations to the Trading Advisor and may only be made after the Managing Owner has satisfied all its payment, indemnification and other obligations to the Trading Advisor pursuant to this Agreement or otherwise.

7.8	Any dispute as to whether a person or entity is entitled to indemnification under this Article 7. shall be determined in accordance with Article 18.

7.9	The provisions of this Article 7. shall survive the termination of this Agreement.

Article 8.	Force Majeure

8.1

No Party shall be liable or have any responsibility for Losses, incurred or suffered by any of the other Parties, arising in the event of any failure, interruption or delay in the performance of its obligations under this Agreement, resulting from events of Force Majeure. For the purposes of this Article 8, “Force Majeure” shall mean acts, events or circumstances that are unforeseen and not reasonably within the control of the Party claiming such Force Majeure, including, but not limited to, epidemics and pandemics, industrial disputes, fires or other casualty, any war, civil disturbance, terrorist acts or governmental pre-emption in connection with any other emergency of state, acts or regulations of any governmental or supranational bodies or authorities or securities exchanges or the breakdown, failure or malfunction of any telecommunications or computer service, except for such Party’s own systems, unless such breakdown, failure or malfunction of that Party’s own systems is in itself attributable to Force Majeure.

8.2	A Party claiming Force Majeure shall, on becoming aware of any such applicable Force Majeure, use all reasonable endeavors to mitigate the Losses suffered by the other Parties, and to restore promptly its ability to carry out its services and perform its obligations under this Agreement.

Article 9.	Confidentiality

9.1	Each of the Trading Company and the Managing Owner agrees to maintain in strict confidence, and agrees that it shall not, directly or indirectly, (i) copy, (ii) disclose to any person, including, without limitation, any person which trades for itself, or for any other customer or proprietary account of the Trading Company, the Managing Owner or their affiliated entities, (iii) misuse, (iv) misappropriate, (v) reverse engineer, (vi) otherwise appropriate or (vii) in any manner, other than for the purpose of exercising its rights or carrying out its obligations under this Agreement, make use of, the terms of this Agreement, the investment and trading strategies, trading instructions and trading advice, systems, algorithms, models, techniques, methods, policies, the Program and/or the Trading Advisor’s trading programs in general, positions and position information, investments and analyses, all data, details, components, specifications, codes, formulae, know-how (technical or otherwise), electronic data processing systems, computer software programs and computer hardware systems relating to the foregoing, and all embodiments, articulations, applications, expressions and reproductions of any of the foregoing including, without limitation, documents, notes, print-outs, work papers, charts, diskettes, tapes and manuals and all other information, materials or documents of the Trading Advisor, previously, currently or hereafter obtained by the Trading Company and/or the Managing Owner pursuant to or in connection with this Agreement, and/or previously, currently or hereafter used by the Trading Advisor in the conduct of its business and the existence of any Proceeding (collectively, the “Confidential Information”); unless, and to the extent, with regard to (ii) of this Article 9.1, the disclosure of Confidential Information is required by any applicable law, statute, rule, regulation, the request or order of any court or governmental or quasi-governmental authority, regulatory or self-regulatory authority having jurisdiction over it, of any jurisdiction (the “Laws”) or valid legal process.

9.2

In the event that the Trading Company and/or the Managing Owner are requested or required pursuant to the Laws to disclose any Confidential Information, the disclosing Party shall, to the extent permitted by the Laws, (i) promptly notify the Trading Advisor of any such request or requirement for disclosure, including the details thereof, at the same time providing proof of the applicability of such request or requirement, (ii) consult with the Trading Advisor on the advisability of taking legally available steps to resist or narrow such request or requirement, (iii) disclose only that portion of the Confidential Information which the disclosing Party is legally required to disclose, and in any event, advise the Trading Advisor of all details with regard to any such disclosure.

9.3	The Trading Company and the Managing Owner acknowledge and agree that the Trading Advisory Services constitute proprietary information of the Trading Advisor. Nothing in this Agreement shall require the Trading Advisor to disclose the proprietary and/or confidential details of its trading systems or any other proprietary and/or Confidential Information.

9.4	The Trading Company and the Managing Owner acknowledge and agree that the Confidential Information is and shall remain the sole and exclusive property of the Trading Advisor.

9.5	The Trading Company and the Managing Owner shall not, directly or indirectly, induce, encourage, procure or suggest that any other person takes any action, or in any manner assist any other person in taking any action, that the Trading Company and the Managing Owner would be prohibited from taking pursuant to this Article 9.

9.6	In the event that, subject to Article 10.2.18, the Trading Company and/or the Managing Owner shall obtain the services of a Service Provider, the Trading Company and/or the Managing Owner, where applicable, shall promptly sign a confidentiality agreement with such Service Provider, which confidentiality agreement shall provide for the confidential treatment of all Confidential Information to at least the same standard as set forth herein. Upon the Trading Advisor’s request, the Trading Company and/or the Managing Owner shall promptly provide evidence, the sufficiency whereof to be determined in the Trading Advisor’s sole discretion, of the Trading Company’s and/or the Managing Owner’s compliance with this Article 9.6.

9.7	The Trading Company and the Managing Owner acknowledge and agree that the Trading Advisor would be subject to potentially irreparable injury as a result of any breach by the Trading Company and/or the Managing Owner of the covenants and agreements set forth in this Article 9, and that monetary damages would not be sufficient to compensate or make whole the Trading Advisor for any such breach. Accordingly, the Trading Company and the Managing Owner acknowledge and agree that the Trading Advisor shall be entitled to equitable and injunctive relief on an emergency, temporary, preliminary and/or permanent basis to prevent any such breach or the continuation thereof.

9.8	The Trading Advisor agrees to make all disclosures regarding itself, its principals (other than Robeco Nederland B.V.), the Trading Advisor’s trading performance and the Program required pursuant to the Laws to be made in the registration statement and prospectus of The Frontier Fund.

9.9	The Trading Advisor understands and acknowledges that this Agreement may be publicly filed with securities regulators in connection with offerings of units of The Frontier Fund.

9.10	The provisions of this Article 9 shall survive the termination of this Agreement.

Article 10.	Representations and Warranties

10.1	Each Party represents and warrants to the other Parties as follows:

10.1.1	it is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation, with full power and authority to enter into, and perform its obligations under, this Agreement and to conduct its business as described in this Agreement;

10.1.2	this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding agreement of it enforceable in accordance with its terms;

10.1.3	the performance by it of its obligations under this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or in the imposition of any lien, charge or encumbrance upon any of the property or assets of it pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, nor will any such action or performance result in a violation of the provisions of its organizational documents or the Laws;

10.1.4	it is and will remain in compliance in all material respects with the Laws; and

10.1.5	as of the Effective Date, there are no Proceedings, notices of investigations or investigations pending or, to its best knowledge and belief, threatened against it regarding noncompliance with the Laws, or at law or in equity, or before or by any court or governmental or quasi-governmental authority, regulatory or self-regulatory authority having jurisdiction over it, of any jurisdiction, in which an adverse decision might reasonably be expected, in its best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in its condition, financial or otherwise, business or prospects.

10.2	Each of the Trading Company and the Managing Owner further represents and warrants to the Trading Advisor as follows:

10.2.1	any offer, sale and distribution of shares, units and/or other interests in (i) the Trading Company, and/or (ii) The Frontier Fund and, to the extent permitted by Trading Advisor, any other entity which invests some or all of its assets in the Trading Company (each, a “Feeder Fund”), shall be made in full compliance with the Laws, including, but not limited to, applicable requirements regarding identification of (in)direct investors in the Trading Company and/or any Feeder Fund, if any, and verification of the source of the funds invested and in no event shall such offer, sale or distribution of shares, units and/or other interests in the Trading Company and/or in any Feeder Fund result in the Trading Advisor’s need to comply with any requirement to register or to apply for any applicable exemption from registration;

10.2.2	with respect to the Trading Company, the Managing Owner is registered as a commodity pool operator and an approved member of the NFA;

10.2.3	the Trading Company: (i) is not registered or required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”); (ii) is not a company which has elected to be a business development company pursuant to Section 54 of the Investment Company Act and has not withdrawn its election; and (iii) does not contain any assets contributed by any mutual fund registered under the Investment Company Act or any direct or indirect subsidiary of such a registered mutual fund;

10.2.4	the Trading Company and the owner of the Trading Company is an “eligible contract participant” (as defined in the U.S. Commodity Exchange Act, as amended (the “CE Act”));

10.2.5	the Trading Company’s investment objective is to seek exposure to Commodity Interests (the “Investment Objective”) and the Program as applied by the Trading Advisor for the Commodities Account is in accordance with the Trading Company’s Investment Objective;

10.2.6	the Commodities Account is not permitted to include non-CFTC approved products;

10.2.7	the private placement memorandum, prospectus or other type of offering document, if applicable to it or its business, including, without limitation, in respect of each Feeder Fund, does not contain any untrue statement of material fact or omit to state therein a material fact required to be stated therein or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading;

10.2.8	all the funds in the Commodities Account represent risk capital to the Trading Company, and it is aware of the speculative nature of, and the risks of partial or whole loss of the Actual Funds or loss in excess of the Nominal Account Size inherent in, trading Commodity Interests and it is able to bear such loss;

10.2.9	it has read and understands this Agreement and it has received, read and it understands the Trading Advisor’s most recent Disclosure Document and it has received and consents to the Trading Advisor’s current best execution policy;

10.2.10	it has provided the Trading Advisor with all “know your customer” information about itself and its business which the Trading Advisor must obtain in view of its obligation to comply with the Laws and internal policies and regulations;

10.2.11	it shall not, directly or indirectly, prepare, utilize or distribute, or allow any of the Trading Company’s and/or the Managing Owner’s Affiliates to, directly or indirectly, prepare, utilize or distribute, any promotional materials (including the private placement memorandum, prospectus or other type of offering document and the posting of (performance) information about the Trading Company on the internet in general and on databases and web sites in particular) which identify and where it concerns the Trading Advisor, without obtaining the Trading Advisor’s prior written approval of such promotional materials. For the avoidance of doubt, any amendment to aforementioned promotional materials which identify and where it concerns the Trading Advisor requires the Trading Advisor’s prior written approval. The Trading Company and/or the Managing Owner shall not, directly or indirectly, set up and maintain a web site which identifies and where it concerns the Trading Advisor without obtaining the Trading Advisor’s prior written approval of the relevant part of such web site. For the avoidance of doubt, any amendment to aforementioned web site which identifies and where it concerns the Trading Advisor shall require the Trading Advisor’s prior written approval;

10.2.12	it shall, upon becoming aware of any Feeder Fund, and/or any of the Trading Company’s and/or the Managing Owner’s business partners and/or any such other third parties, directly or indirectly, preparing or having prepared, utilising or having utilized, distributing or having distributed, any promotional materials (including a private placement memorandum, prospectus or other type of offering document and the posting of (performance) information about the Trading Company on the internet in general and on databases and web sites in particular) which identify and where it concerns the Trading Advisor and which contain any untrue statement of material fact or omit to state therein a material fact required to be stated therein or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading, promptly notify the Trading Advisor thereof and shall, upon the Trading Advisor’s request, promptly prevent such parties from further preparing, utilizing and/or distributing such promotional materials;

10.2.13	without the prior written consent of the Trading Advisor, which consent may be granted, denied, revoked or conditioned in the sole discretion of the Trading Advisor, the Trading Company and/or the Managing Owner shall only provide to the Trading Company’s direct and indirect clients exposure to the Program by allocating funds of such clients to the Commodities Account, if such direct and indirect clients, as the case may be, shall (i) only offer to the ultimate beneficiaries of such investments the Program as part of a multi-manager strategy, in which maximally 50% of the investment exposure of each of such direct or indirect owners will be allocated to the Program, and (ii) make adequate representations and warranties to the Trading Company and the Managing Owner in respect of the matters set forth in subsection (i) above. Upon request of the Trading Advisor, the Trading Company and/or the Managing Owner shall promptly provide evidence to the Trading Advisor, proving the Trading Company’s and/or the Managing Owner’s compliance with this Article 10.2.13;

10.2.14	it shall not allow any assets of the Trading Company to constitute “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Code;

10.2.15	the Trading Company agrees with its classification as a Professional Investor in accordance with MiFID as implemented in the Dutch Act on Financial Supervision on the basis that the Trading Company is an enterprise whose main activity is investing in financial instruments, implementing securitization programs or other financial transactions. Upon request of the Trading Advisor, the Trading Company will provide the Trading Advisor with any information of relevance that might have an effect on its qualification as a Professional Investor;

10.2.16	it shall provide the Trading Advisor ultimately at the signing of this Agreement with a Certificate of Incumbency, listing the person(s) authorized to: (a) sign this Agreement and any amendment and/or supplement thereto, and (b) provide written information, confirmation, approval or instructions, and, in the event where any person(s) listed on the aforementioned Certificate of Incumbency become(s) unauthorized to perform the acts as mentioned in this Article 10.2.16, the Trading Company and/or the Managing Owner, as the case may be, shall notify the Trading Advisor immediately in accordance with Article 12;

10.2.17	the assets invested in the Commodities Account do not contravene applicable anti-money laundering laws and regulations. Such assets are not known to have been derived from illegal or illegitimate activities. The Trading Company or, if applicable, any of its investors, are not a prohibited entity or person listed on the web site of the U.S. Treasury Department’s Office of Foreign Assets Control;

10.2.18	without the prior written consent of the Trading Advisor, which consent may be granted, denied, revoked or conditioned in the sole discretion of the Trading Advisor, it shall not obtain the services of any Service Provider to serve as the Trading Company’s and/or the Managing Owner’s service provider with respect to the Commodities Account;

10.2.19	it shall notify the Trading Advisor as promptly as possible, in accordance with Article 12, of any proposed change in its legal status, including, without limitation, if it intends to reorganize, merge, consolidate, sell or otherwise transfer its business, all or any portion of its assets or its goodwill;

10.2.20

any information or description of the Trading Advisor, the Program and the Trading Advisor’s performance record contained in any offering memorandum, prospectus, private placement memorandum or similar offering document of the Trading Company, the Managing Owner, any of the Trading Company’s and/or the Managing Owner’s Affiliates and/or any Feeder Fund, or any other offering document or marketing or promotional material which is printed in any language other than the English or Dutch language, shall be a complete and accurate translation of the English or Dutch language text thereof, which English or Dutch language text was approved by the Trading Advisor;

10.2.21	neither the Trading Company nor the Managing Owner shall use the name “Transtrend”, “TT”, or any other name or abbreviation referring to the Trading Advisor, the Program and/or any entity managed and/or controlled by the Trading Advisor, as part of the name of the Trading Company or the Managing Owner or Feeder Fund or any product whose performance is directly or indirectly linked, in whole or in part, to the performance of the Commodities Account;

10.2.22	the Trading Company shall act, operate and be administered in accordance with its organizational documents, follow proper corporate formalities and comply with the Laws;

10.2.23	absent the Trading Advisor’s prior written consent: (i) the Trading Advisor shall be the sole trading advisor to the Trading Company and (ii) The Frontier Fund, on behalf of one or more Series, shall be the sole investor in the Trading Company; and

10.2.24	it shall notify the Trading Advisor as promptly as possible, in accordance with Article 12, of the occurrence of any requirements, requests, facts or circumstances as set forth in Article 11.5.

10.3	The Trading Advisor further represents and warrants to each of the Managing Owner and Trading Company as follows:

10.3.1	all references to the Trading Advisor and its principals (other than Robeco Nederland B.V.) in the prospectus for The Frontier Fund or any series thereof (the “Prospectus”), provided and to the extent that aforementioned references in the Prospectus have been approved by the Trading Advisor in accordance with Article 10.2.11, are complete and accurate in all material respects and as to them the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that with respect to performance tables in the Prospectus, this representation and warranty extends only to the underlying data made available by the Trading Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments;

10.3.2	the information with respect to the Trading Advisor set forth in the actual performance tables in the Prospectus have been prepared in accordance with the “Nominal Account Size” method approved by the CFTC as described in the Trading Advisor’s current Disclosure Document. The Disclosure Document complies in all material respects with the applicable regulations promulgated under the CE Act by the CFTC and the NFA’s rules;

10.3.3	it is duly registered under the CE Act as a commodity trading advisor, is a member of the NFA in such capacity, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and, if necessary, renew such registrations and licenses during the term of this Agreement;

10.3.4	it has complied, and will continue to comply, in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Trading Advisor’s best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement;

10.3.5	at any time during the term of this Agreement that a Prospectus relating to the units of The Frontier Fund is required to be delivered in connection with the offer and sale thereof, the Trading Advisor agrees upon the request of the Managing Owner to provide the Managing Owner with such information as shall be necessary so that, as to the Trading Advisor and its principals (other than Robeco Nederland B.V.), such Prospectus is complete and accurate in all material respects;

10.3.6	it shall notify the Managing Owner at or about the same time it notifies its other clients, in accordance with Article 12, of any proposed change in its legal status, including, without limitation, if it intends to reorganize, merge, consolidate, sell or otherwise transfer its business, all or any portion of its assets or its goodwill; and

10.3.7	the Trading Advisor is not bankrupt or insolvent.

10.4	The foregoing representations and warranties shall be continuing during the term of this Agreement and any renewal thereof and if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete, each Party will promptly notify the other Parties thereof.

10.5	Upon the request of any Party, the other Party or Parties shall promptly provide evidence, the sufficiency whereof to be determined in the requesting Party’s sole discretion, of the other Party’s or Parties’ compliance with this Article 10.

Article 11.	Term and Termination

11.1	This Agreement shall commence on the Effective Date, and unless sooner terminated, shall continue in effect for twelve (12) full calendar months following the Effective Date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall remain in effect, provided that any Party may terminate this Agreement for any reason as of the end of any calendar month upon at least thirty (30) calendar days’ written notice to the other Parties hereto.

11.2	This Agreement shall terminate automatically in the event that the Trading Company is dissolved. In addition, this Agreement shall terminate automatically in the event that the net asset value of the Commodities Account declines as of the end of any business day by 50% or more from the net asset value of the Commodities Account (i) as of the Effective Date or (ii) as of the first day of any calendar year, as adjusted on an ongoing basis by (A) any declines caused by distributions, exchanges, redemptions, reallocations, and withdrawals and (B) additions caused by sales of additional units of The Frontier Fund.

11.3	This Agreement may be terminated at any time by the Trading Company by giving one (1) business day’s written notice to the Trading Advisor, but such notice shall not affect any of the commitments made for the Commodities Account or any of the Parties prior to such termination. This Agreement also may be terminated upon one (1) business day’s written notice to the Trading Advisor in the event that: (i) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Trading Advisor that the Trading Advisor is unable to comply with the Program to any material extent; (ii) the Trading Advisor’s registration as a commodity trading advisor under the CE Act, or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (iii) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Trading Advisor that the Trading Advisor has failed to conform in any material respect, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of the Trading Policies and Limitations, or (B) the Program; (iv) there is an unauthorized assignment of this Agreement by the Trading Advisor; (v) the Trading Advisor dissolves, merges or consolidates with another entity or sells a substantial portion of its assets, any portion of the Program or its business goodwill, in each instance without the consent of the Managing Owner; (vi) the Trading Advisor becomes bankrupt (admitted or decreed) or insolvent; or (vii) for any other reason the Managing Owner determines in good faith that such termination is essential for the protection of the Trading Company.

11.4	In the event that either: (i) the Nominal Account Size is at any time less than USD 25,000,000; (ii) the Managing Owner objects to a material change in the Program pursuant to Article 3.2; (iii) the Managing Owner overrides any of the Trading Advisor’s trading instructions pursuant to Article 3.15; or (iv) the Managing Owner imposes any limitation(s) on the trading activities of the Trading Company pursuant to Article 3.15, the Trading Advisor may terminate this Agreement by giving one (1) business day’s prior written notice to the Managing Owner.

11.5	Notwithstanding anything herein to the contrary, the Trading Advisor may terminate this Agreement immediately if:

11.5.1	doing so would eliminate the Trading Advisor’s need to comply with any requirement or request, directly or indirectly, of the Trading Company, the Managing Owner or any regulatory body, to disclose Confidential Information, if complying with such requirement or request may cause the Trading Advisor irreparable damage, to be determined in the Trading Advisor’s sole discretion;

11.5.2	doing so would eliminate the Trading Advisor’s need to comply with any requirement (i) to make any filing or registration with, or obtain a license, any waiver or consent from, or have any other type of communication with, any court or governmental or quasi-governmental authority, regulatory or self-regulatory authority having jurisdiction over it, of any jurisdiction, or that would cause the Trading Advisor to be in violation of any applicable law, rule or regulation or (ii) to apply for any applicable exemption from registration;

11.5.3	if either the Managing Owner or the Trading Company commits a material breach of any of its representations, warranties or other agreements set forth in this Agreement;

11.5.4	Proceedings are initiated against the Trading Company, The Frontier Fund and/or the Managing Owner under any applicable liquidation, insolvency, composition, reorganization (other than a reorganization the terms of which have been approved by the Trading Advisor and where the Trading Company, The Frontier Fund and/or the Managing Owner, as applicable, are solvent) or other similar laws (including, but not limited to, presentation of an application for an administration order);

11.5.5	an administration order is granted;

11.5.6	an administrative receiver or other receiver or other similar official is appointed in relation to the Trading Company, The Frontier Fund and/or the Managing Owner or in relation to the whole or any substantial part of the undertaking or assets of the Trading Company, The Frontier Fund and/or the Managing Owner;

11.5.7	a distress or execution or other process is levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Trading Company, The Frontier Fund and/or the Managing Owner or the encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Trading Company, The Frontier Fund and/or the Managing Owner;

11.5.8	the Trading Company, The Frontier Fund and/or the Managing Owner initiate or consent to Proceedings relating to themselves under any applicable liquidation, insolvency, composition, reorganization or other similar laws or make a conveyance or assignment for the benefit of their creditors generally;

11.5.9	the Trading Company, The Frontier Fund and/or the Managing Owner have been declared bankrupt or insolvent; or facts or circumstances exist which are likely to result in the bankruptcy or insolvency of the Trading Company, The Frontier Fund and/or the Managing Owner;

11.5.10	the Trading Company, The Frontier Fund and/or the Managing Owner engage or have engaged in fraud or other conduct which is, or may be detrimental to the Trading Advisor and/or the Trading Advisor’s reputation, to be determined in the Trading Advisor’s sole discretion; and

11.5.11	the Trading Company’s and/or the Managing Owner’s applicable registration as mentioned in Article 10.2.2 is revoked, suspended, terminated, not renewed or otherwise similarly conditioned.

11.6	In the event of the termination of this Agreement, the Trading Advisor shall use commercially reasonable efforts to close out all open positions in relation to the Commodities Account, and the powers of attorney provided to the Trading Advisor under this Agreement shall survive until all such open positions are closed out. Any amounts due to the Trading Advisor shall be paid to the Trading Advisor within fourteen (14) calendar days after the closing of all open positions of the Commodities Account.

11.7	In the event of the termination of this Agreement, the Trading Advisor shall have no liability to the other Parties with regard to any costs, penalties or obligations whatsoever arising out of such termination. In event of the termination of this Agreement, the Management Fee and Incentive Fee shall be calculated and paid to the Trading Advisor as if the date of termination were the last day of the then current month and Incentive Measurement Period (as hereinafter defined in Schedule A).

Article 12.	Notices

12.1	Unless otherwise agreed, all notices to be given to a Party under this Agreement shall be given in writing to that particular Party, in person or by courier, by facsimile, by certified or registered mail, or by e-mail and for the attention of the individual and/or department, as specified below:

(a)	if to the Trading Advisor, to:

Transtrend B.V.

Weena 723, unit C5.070

3013 AM Rotterdam

The Netherlands

Attention: Managing Directors

facsimile: +31-10-4532750

e-mail: notices@transtrend.com

(b)	if to the Trading Company or the Managing Owner, to:

Equinox Fund Management, LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

United States of America

Attention: Rich Bornhoft

facsimile: +1-303-832-9354

e-mail: RBornhoft@BornhoftGroup.com

12.2	Unless otherwise agreed, any notice given in accordance with this Article 12 shall be deemed effective as follows:

(1)	if given or delivered in person or by courier, on the date and time it is received by the addressee;

(2)	if sent by facsimile transmission, on the date and time that transmission is received by the addressee in legible form;

(3)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date and time that mail is received by the addressee; or

(4)	if sent by e-mail, on the date and time that sender’s system generates a confirmation of receipt by the addressee;

unless the date and time of the receipt of a notice, as mentioned at (1) through (4) above, is not a business day in the location of the addressee or that communication is received after the close of business on a business day in the location of the addressee, in which case that communication shall be deemed received and effective on the first following day that is a business day in the location of the addressee.

Each Party may change its aforementioned notice address and details by notice, given in accordance with this Article 12, to the other Parties.

Article 13.	Effective Date

This Agreement shall become effective on the Effective Date, unless otherwise agreed upon by the Parties in writing.

Article 14.	Counterparts

This Agreement may be executed by the Parties in one or more counterparts, each of which when so executed and delivered shall be deemed an original agreement, and all of which together shall constitute one and the same instrument.

Article 15.	Amendment and Assignment

This Agreement may not be assigned, amended or modified by any Party without the express, prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

Article 16.	Entire Agreement

This Agreement and that certain letter agreement between the Managing Owner and the Trading Advisor dated as of the date hereof (the “Letter Agreement”), as each may be amended from time to time, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and understandings, whether written or oral, of the Parties in connection herewith.

Article 17.	Governing Law

This Agreement and any amendment hereto shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, United States of America without giving effect to the principles of conflicts of law.

Article 18.	Disputes

The Parties agree that any dispute in connection with this Agreement, or any agreement resulting there from, shall be submitted to the jurisdiction of the Federal and State courts located in the Borough of Manhattan, City of New York, State of New York, United States of America.

Article 19.	Survival

All payment obligations under this Agreement shall continue until satisfied. Except for the provisions of Article 6, Article 7, Article 9 and this Article 19, which shall survive the termination of this Agreement in perpetuity, all other provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

Article 20.	Waiver of Breach and Accumulation of Rights

A failure or delay in exercising any right, power, remedy or privilege in respect of this Agreement, will not operate or will not be presumed to operate as a waiver, and a single or partial exercise of any right, power, remedy or privilege will not preclude or will not be presumed to preclude any subsequent or further exercise of that right, power, remedy or privilege or the exercise of any other right, power, remedy or privilege. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

Article 21.	Severability of Provisions

If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction in order to carry out the intentions of the Parties hereto as nearly as may be possible. The Agreement shall, however, thereafter be amended by the Parties in such reasonable manner so as to achieve, without illegality, the intention of the Parties with respect to that severed provision. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Article 22.	Headings; Reference to Articles

Headings to Articles herein are for the convenience of reference only and are not intended to be or to affect the meaning or interpretation of this Agreement. References to Articles herein, are to the articles of this Agreement.

Article 23.	Third Parties’ Rights

The Affiliates of the Trading Advisor shall be third-party beneficiaries of the applicable provisions of this Agreement.

Article 24.	Construction

The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of construing agreements against the drafter (i.e. contra proferentem) will be applied against any Party.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF,

The Parties hereto have executed this Agreement on the respective dates specified below.

TRANSTREND B.V.		TRANSTREND B.V.

/s/ H.M. de Boer		J.P.A. van den Broek
Name:	H.M. de Boer	Name:	J.P.A. van den Broek
Title:	Managing Director	Title:	Managing Director
Date:		Date:
Place:		Place:

FRONTIER TRADING COMPANY XXI, LLC

/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President and Chief Executive Officer of the Managing Owner
Date:	February 24, 2011
Place:	Denver, Colorado

EQUINOX FUND MANAGEMENT, LLC

/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President and Chief Executive Officer
Date:	February 24, 2011
Place:	Denver, Colorado

SCHEDULE A

FEE SCHEDULE

(a) The Managing Owner shall pay to the Trading Advisor a monthly management fee (the “Management Fee”) equal to 1/12th of the percentage set forth in the Letter Agreement of the Nominal Account Size. The Management Fee shall be charged on a monthly basis payable within thirty (30) calendar days of the end of each calendar month, based on the Nominal Account Size at the end of such calendar month. For purposes of calculating the Management Fee payable to the Trading Advisor, the Nominal Account Size shall be determined before reduction for any Management Fees accrued, Incentive Fees accrued or extraordinary fees and expenses accrued as of such month-end and before giving effect to any capital contributions made and any distributions, exchanges or redemptions accrued as of such month-end. In the event that the Nominal Account Size is increased or decreased as of any date other than the last day of a calendar month, the Management Fee for such month shall be calculated on a pro-rated basis to reflect such increase(s) and/or decrease(s). In the event of the commencement of the term of this Agreement other than as of the start of a calendar month, the first Management Fee shall be pro rated to reflect such intra-calendar month start. Once due or paid, Management Fees are not refundable. The Management Fee will be due regardless of whether or not the Commodities Account has experienced Net New Trading Profits as defined below.

(b) The Managing Owner shall pay to the Trading Advisor an incentive fee (the “Incentive Fee”) equal to the percentage set forth in the Letter Agreement of “Net New Trading Profits” (as defined in the Letter Agreement) generated by the Trading Advisor, including realized and unrealized gains and losses thereon, as of the close of business on the last day of each calendar quarter (the “Incentive Measurement Date”). If the Commodities Account incurs a loss after an Incentive Fee is paid or has become due, the Trading Advisor will retain all Incentive Fees previously paid or will remain entitled to receive Incentive Fees which are due, but will not receive any further Incentive Fee in subsequent calendar quarters until the Commodities Account has recovered such loss and experiences Net New Trading Profits.

For the purpose of computing the Trading Advisor’s Incentive Fee, the commission cost scheme offered by the FCM to the Commodities Account shall be reduced by any rebates, kickbacks or other benefits of any kind stipulated by the Managing Owner or the Trading Company for their own benefit or of any other party in relation to the determination of such commission cost scheme, unless specifically consented to in writing by the Trading Advisor.

All calculations hereunder shall be made by the Trading Advisor and shall be binding on the Parties, absent manifest error.

In the event of the termination of this Agreement as of any date which shall not be the end of an Incentive Measurement Period, the Incentive Fee shall be computed as if the effective date of termination were the end of the then-current Incentive Measurement Period. In the event of the commencement of the term of this Agreement other than as of the start of an Incentive Measurement Period, the first Incentive Fee shall be calculated and paid, if earned, as of the end of the then-current Incentive Measurement Period, as if the period from the date of entering into of this Agreement through the end of the then-current Incentive Measurement Period, were an Incentive Measurement Period.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Sincerely,

Equinox Fund Management, LLC

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

Frontier Trading Company XXI, LLC

By:	Equinox Fund Management, LLC
Its:	Managing Member

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

Acknowledged and Consented to as of the date first stated: Transtrend B.V.

By:	/s/ J.P.A. van den Broek
Name:	J.P.A. van den Broek
Title:	Managing Director

By:	/s/ H.M. de Boer
Name:	H.M. de Boer
Title:	Managing Director

ANNEX A

TRADING POLICIES AND LIMITATIONS

The Managing Owner will monitor compliance with the Trading Policies and Limitations set forth below, and it may impose additional restrictions (through modification of such limitations and policies) upon the trading activities of the Trading Company, as it, in good faith, deems appropriate in the best interests of the Trading Company and/or The Frontier Fund.

The Trading Advisor has agreed to abide by the following Trading Policies and Limitations:

(1) The Commodities Account will generally be invested in contracts which are traded in sufficient volume which, at the time such trades are initiated, are reasonably expected to permit entering and liquidating positions.

(2) Stop or limit orders may, in the Trading Advisor’s discretion, be given with respect to initiating or liquidating positions in order to attempt to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that the FCM will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

(3) The Trading Advisor generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any “delivery month” in that contract, except when required by exchange rules, law or exigent market circumstances. The term “delivery month” shall be deemed to begin at of the “1st Notice Day” for the relevant contract. This policy does not apply to forward and cash market transactions.

(4) The Trading Advisor will not initiate open Commodity Interests positions which would result in net long or short positions requiring as margin or premium for outstanding Commodity Interests positions in excess of 15% of the Nominal Account Size for any one Commodity Interest, or in excess of 66% of the Nominal Account Size for all Commodity Interests combined. Under certain market conditions, such as an inability to liquidate open Commodity Interests positions because of daily price fluctuations, the Managing Owner may be required to commit Nominal Account Size as margin in excess of the foregoing limits and in such case the Managing Owner will cause the Trading Advisor to reduce its open Commodity Interests positions to comply to these limits before initiating new Commodity Interests positions.